Exhibit 4.40

SECOND RENEWED DIRECTOR AGREEMENT

This SECOND RENEWED DIRECT OR AGREEMENT is made as of November 22, 2022 (the "Agreement"), by and between LifeMD, Inc., a Delaware corporation (the "Company"), and Dr. Joseph V. DiTrolio, an individual with an address at 7 Meadow Lane, Roseland, NJ 07068 (the "Director").

WHEREAS, the Company originally appointed the Director on September 4, 2014, and desires to re-enter into an agreement with the Director with respect to such appointment;

WHEREAS any prior agreement between the Director and the Company concerning the Director's work on the Board of Directors is hereby superseded; and

WHEREAS, the Director is willing to continue to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Position. Subject to the terms and provisions of this Agreement, the Director hereby agrees to continue to serve the Company as a member of the Company's Board of Directors (the "Board"), upon the terms and conditions hereinafter set forth, provided, however, that the Director's continued service on the Board after the next annual stockholders' meeting shall be subject to approval by the Company's stockholders.

2. Duties.

(a) During the Directorship Term (as defined herein), the Director shall make reasonable business efforts to attend all Board meetings, serve on appropriate committees and subcommittees as reasonably requested by the Board (including the Compensation Committee and the Nominating and Corporate Governance Committee), make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services, and responsibilities, and have the authority commensurate with such position.

(b) The Director will use reasonable efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity, and that his responsibilities to such entity must have priority and (ii) sits or may sit on the board of directors of other entities. Notwithstanding the same, the Director will use reasonable efforts to coordinate his respective commitments so as to fulfill his obligations to the Company and, in any event, will fulfill his legal obligations as a Director. Other than as set forth above, the Director will not, without prior notification to the Board, engage in any other business activity which could reasonably be expected to materially interfere with the performance of his duties, services, and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company and of which the Director has been provided copies, provided that the foregoing shall in no way limit his activities on behalf of (i) any current or future employer and its affiliates or (ii) the board of directors of any entities on which he currently sits or hereafter joins. At such time as the Board receives such notification, the Board may require—upon a majority vote of the remaining Directors—the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director's duties, services, and responsibilities hereunder.

3. Compensation.

(a) Restricted Shares. Pursuant to the Company's Employee Stock Option Plan and any amendments thereto, the Director shall receive, upon complete execution of this Agreement, a one-time grant of Eight Thousand (8,000) restricted shares of the Company's common stock, vesting quarterly (*i.e.*, 4,000 restricted shares for the first two quarters vesting on December 31, 2022; 2,000 restricted shares vesting on March 31, 2023; and 2,000 restricted shares vesting on the earlier of the annual stockholders' meeting or June 30, 2023).

(b) Independent Contractor. The Director's status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

(c) Expense Reimbursements. During the Directorship Term, the Company shall reimburse the Director for (i) all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices, and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses, and (ii) any costs associated with filings required to be made by the Director or any of the entities managed or controlled by the Director to report beneficial ownership or the acquisition or disposition of securities of the Company. Any reimbursements for material expenses (as compared to reasonable out-of-pocket expenses of the Director) must be approved in advance by the Company.

4. Directorship Term. The "Directorship Term" as used in this Agreement, shall mean the period commencing on the date hereof and terminating on the earlier of the date of the next annual stockholders meeting or the earliest of the following to occur:

(a) the death of the Director;

(b) the termination of the Director from his membership on the Board by the mutual agreement of the Company and the Director;

(c) the removal of the Director from the Board by the majority stockholders of the Company; or

(d) the resignation by the Director from the Board.

5. Director's Representation and Acknowledgment. The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he has with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any officer, director, employee, stockholder, representative, or agent of the Company or any of their respective affiliates with regard to this Agreement.

6. Director Covenants.

(a) Unauthorized Disclosure. The Director agrees and understands that in the Director's position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, services, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and proprietary, and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company's industry other than as a result of the Director's breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable and lawful under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical, or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company's direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by, or otherwise submitted to the Director in the course or otherwise as a result of the Director's position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested by his in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the

confidentiality of the materials is preserved to the reasonable satisfaction of the Company. Nothing contained herein shall be deemed to preclude or restrict the Director from making any legally required disclosures or from making disclosures pursuant to any whistleblower or similar statutory or regulatory regime.

(b) Non-Solicitation. During the Directorship Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer (including those reasonably expected to be a customer) of the Company or otherwise had a material business relationship with the Company.

(c) Non-Compete. During the Directorship Term and for a period of three (3) years thereafter, the Director shall not in any manner, directly or indirectly, through any person, firm, or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor, or employee of or consultant to any other corporation or enterprise engage in the business of developing, marketing, selling, or supporting technology to or for businesses in which the Company engages in or in which the Company has an actual intention, as evidenced by the Company's written business plans created during the Directorship Term, to engage in, within any geographic area in which the Company is then conducting such business. Nothing in this Section 6 shall prohibit the Director from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than three percent of the outstanding stock of any class of securities of a corporation, which is publicly traded, so long as the Director has no active participation in the business of such corporation.

(d) Insider Trading. The Director understands and acknowledges that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. Thus, the Director agrees to (i) refrain from trading in securities of the Company while in possession of material nonpublic information, (ii) refrain from disclosing any material nonpublic information to anyone except as permitted in connection with the performance of the Director's duties or as required by law, and (iii) communicate to any person who, to the Director's knowledge, receives any material nonpublic information, that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

(e) Remedies. The Director agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. The Director, therefore, also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 6.

(f) The provisions of this Section 6 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7. Termination for Cause. The Company may terminate the engagement of the Director if the Board determines—upon a majority vote of the remaining Directors—that the Director has:

(a) materially breached any provision hereof or habitually neglected the duties which the Director was required to perform under any provision of this Agreement;

(b) misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude, even if not in connection with the performance of the Director's duties hereunder, which could reasonably be expected to result in serious prejudice to the interests of the Company if the Director was retained as a director;

(c) secured any personal profit not completely disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company or any affiliate of the Company; or

(d) failed to carry out and perform duties assigned to the Director in accordance with the terms hereof in a manner acceptable to the Board after a written demand for substantial performance is delivered to the Director which identifies the manner in which the Director has not substantially performed the Director's duties and provided further that the Director shall be given a reasonable opportunity to cure such failure.

For purposes of this section, the Director shall not be terminated for Cause without (i) reasonable notice to the Director setting forth the reasons for the Company's intention to Terminate for Cause and a reasonable opportunity to cure such situation (if capable of cure), (ii) an opportunity for the Director, together with counsel, to be heard before the Board, and (iii) delivery to the Director of a notice of termination from the Board of the Company, finding that, in the good faith opinion of the Board, the Director had engaged in the conduct set forth above and specifying the particulars thereof in detail.

8. Indemnification. The Company agrees to indemnify the Director for his activities as a member of the Board as set forth in the Director and Officer Indemnification Agreement attached hereto as **Exhibit A**. In addition, the Company shall exercise its best efforts to increase the coverage limit of its directors' and officers' liability insurance policy (and not otherwise diminish the scope or value of such coverage) based on market conditions and advice received from the Audit Committee of the Board of Directors and shall thereafter maintain in effect such coverage with a coverage limit of at least that amount and containing not materially less favorable provisions.

9. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

10. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, overnight delivery, registered or certified mail—all with postage prepaid and return receipt requested—or email with read receipt confirmation, to:

If to the Company:
LifeMD, Inc.
Attn: Justin Schreiber, CEO
justin@lifemd.com
(866) 351-5907
236 Fifth Avenue, Suite 400
New York, NY 10022

Eric H. Yecies, GC & CCO
eric@lifemd.com or legal@lifemd.com
(866) 351-5907

If to the Director:
Dr. Joseph V. DiTrolio
7 Meadow Lane
Roseland, NJ 07068
(973) 228-2771
jvdtmd@gmail.com

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 10.

11. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger), and assigns, as applicable. Notwithstanding the provisions of the immediately

preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

12. Entire Agreement. This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. Notwithstanding this section, any compensation earned or vested by the Director pursuant to any prior agreement is still due and owing.

13. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

14. Governing Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules.

15. Dispute Resolution. In the event of any dispute arising under or pursuant to this Agreement, the parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation (with the exception of emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought in the Chancery Court of the State of Delaware (the "Delaware Court"), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

16. Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action, or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a "Dispute"), shall reimburse the prevailing party for reasonable attorney's fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Director's position in such Dispute was found by the court, arbitrator, or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

17. Mutual Non-Disparagement. The parties mutually agree to forbear from making, causing to be made, publishing, ratifying, or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them.

18. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended, or waived except by an instrument in writing duly signed by the party to be charged.

19. Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[-Signature Page Follows-]

IN WITNESS WHEREOF, the Company has caused this Second Renewed Director Agreement to be executed by authority of its Board, and the Director has hereunto set his hand, on the day and year first above written.

LIFEMD, INC.

Justin Schreiber
Chief Executive Officer

DIRECTOR

Dr. Joseph V. DiTrolio, an individual

[Signature page to Second Renewed Director Agreement]

liabilities incurred by Indemnitee are secondary), (ii) it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines, and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Company's Constituent Documents (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, and, (iii) it irrevocably waives, relinquishes, and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 14(b).

15. Defense of Claims. Subject to the provisions of applicable policies of directors' and officers' liability insurance, if any, the Company shall be entitled to participate in the defense of any Indemnifiable Claim or to assume or lead the defense thereof with counsel reasonably satisfactory to the Indemnitee; provided that if Indemnitee determines, after consultation with counsel selected by Indemnitee, that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Company and Indemnitee, and Indemnitee shall conclude that there may be one or more legal defenses available to him that are different from or in addition to those available to the Company, (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, or (d) Indemnitee has interests in the claim or underlying subject matter that are different from or in addition to those of other Persons against whom the Claim has been made or might reasonably be expected to be made, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim for all indemnitees in Indemnitee's circumstances) at the Company's expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Company's prior written consent. The Company shall not, without the prior written consent of the Indemnitee, effect any settlement of any threatened or pending Indemnifiable Claim to which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

16. Mutual Acknowledgment. Both the Company and the Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company may be required in the future to undertake to the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company's right under public policy to indemnify Indemnitee and, in that event, the Indemnitee's rights and the Company's obligations hereunder shall be subject to that determination.

17. Successors and Binding Agreement.

(a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any Person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor will thereafter be deemed the "Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by the Indemnitee's personal or legal representatives, executors, administrators, heirs, distributees, legatees, and other successors.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 17(a) and 17(b). Without limiting the generality or effect of the foregoing, Indemnitee's right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Indemnitee's will or by the laws of descent and distribution, and, in the event of any

attempted assignment or transfer contrary to this Section 17(c), the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

18. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests, or approvals, required or permitted to be given hereunder must be in writing and shall be deemed to have been duly given when hand delivered, email with read receipt (legal@lifemd.com), or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Company (to the attention of the General Counsel of the Company) and to Indemnitee at the applicable address shown on the signature page hereto, or to such other address as any party hereto may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

19. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement, waive all procedural objections to suit in that jurisdiction, including, without limitation, objections as to venue or inconvenience, agree that service in any such action may be made by notice given in accordance with Section 18 and also agree that any action instituted under this Agreement shall be brought only in the Chancery Court of the State of Delaware.

20. Dispute Resolution. In the event of any dispute arising under or pursuant to this Agreement, the parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation (with the exception of emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought in the Chancery Court of the State of Delaware (the "Delaware Court"), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

20. Validity. If any provision of this Agreement or the application of any provision hereof to any Person or circumstance is held invalid, unenforceable, or otherwise illegal, the remainder of this Agreement and the application of such provision to any other Person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable, or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid, or legal. In the event that any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable, or otherwise illegal as contemplated by the immediately preceding sentence, the parties hereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable, or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable, or otherwise illegal.

21. Miscellaneous. No provision of this Agreement may be waived, modified, or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party hereto that is not set forth expressly in this Agreement.

22. Certain Interpretive Matters. Unless the context of this Agreement otherwise requires, (1) "it" or "its" or words of any gender include each other gender, (2) words using the singular or plural number also include the plural or singular number, respectively, (3) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement, (4) the terms "Article," "Section," "Annex" or "Exhibit" refer to the specified Article, Section, Annex, or Exhibit of or to this Agreement, (5) the terms "include," "includes" and "including" will be deemed to be followed by the words "without limitation" (whether or not so expressed), and (6) the word "or" is disjunctive but not exclusive. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified and whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date will be extended until the immediately following business day. As used herein, ***"business day"*** means any day other than Saturday, Sunday, or a United States federal holiday.

23. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Any prior agreements or understandings between the parties hereto with respect to indemnification are hereby terminated and of no further force or effect. This Agreement is not the exclusive means of securing indemnification rights of Indemnitee and is in addition to any rights Indemnitee may have under any Constituent Documents or Delaware Law.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together shall constitute one and the same agreement.

25. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) six years after the date that the Indemnitee shall have ceased to serve as a director, officer, employee, agent, or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise which the Indemnitee served at the request of the Company; (b) the expiration of the applicable statutes of limitations pertaining to any and all potential proceedings covered by the indemnification provided for herein; or (c) the final termination of all pending proceedings in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Indemnitee pursuant to this Agreement relating thereto.

[-Signature Page Follows-]

IN WITNESS WHEREOF, Indemnitee has executed, and the Company has caused its duly authorized representative to execute this Agreement as of the date first above written.

LIFEMD, INC.

Justin Schreiber
Chief Executive Officer

INDEMNITEE:

Dr. Joseph V. DiTrolio, an individual

[Signature page to Director and Officer Indemnification Agreement]